Exhibit 10.1

WEBMETRO
Unleash the Power of Digital Marketing

May 1, 2008

Search Engine Marketing Advertising Services Proposal For

CyberDefender Corporation

160 E. Via Verde Ave. Suite 220 San Dimas, CA 91773
phone: 866-922-4632 email: sales@webmetro.com website: www.webmetro.com

WEBMETRO

Unleash the Power of Digital Marketing

Standard Terms and Conditions

This Agreement For Internet Advertising Agent Services ("Agreement") is intended to set forth the general terms and conditions pursuant to which, WebMetro, a California Corporation (hereinafter referred to as "Agent") agrees to provide certain advertising services relative to Cyber Defender Corporation (hereinafter referred to as the "Client"), whose Internet site is located at http://www.CyberDefender.com. This contract/and associated pricing is solely for the Internet Security Suites which includes anti spyware, anti-virus, anti spam and anti phising.

1. Definition of Terms and Fees

"Direct Media Expense" means the actual total media purchased on the Clients' behalf in a given month.

"Total Monthly Advertising Budget" means the aggregate amount of the Direct Media Expenses plus Agent Fees in a given month.

"Agent/Agency Fees" are based on the Direct Media Expense and the Revenue are subject to a minimum fee of $3,000 per month.

"Search Submit Pro Fees" refers to the amount of the Cost Per Click attributed for each Click-through on the Yahoo Search Submit Pro campaign. Yahoo sets these fees but reserves the right to increase them periodically. The June 2006 Rate Card displays $0.18 per click. Client shall reimburse Agent for Search Submit Pro Fees.

"Revenue" Is currently calculated by accessing the number of dollars that are generated as a result of our online marketing efforts. For calculating service fees WebMetro has been provided access to Cyber Defenders back office solution located at: http://admin.cyberdefender.com/pub/login.html?original_uri=/affl_user/index.html

This access shall remain available 24/7. If the user name and/or password changes Client will provide Agency update information in no less than 1 business day. This contract is based on the current revenue model in which Cyber Defender charges a user $29.99 for the basic version and $39.95 for an upgraded version. Any changes to this model will should be submitted to the agency prior to execution and Agency reserves the right to terminate the agreement if Agency feels the new model does not allow for the desired 1:1 ROI to be achieved.

2. Fee Structure: The following matrix outlines the tiered agency compensation based on varied spend levels:

Media Expense	Direct Media	Revenue
$0-$100k	7.65%	6.80%
$100k-$200k	5.24%	5.24%
$200k-$250k	3.68%	4.38%
$250k-$500k	2.73%	3.30%
$500k-$1M	1.63%	2.13%
$1M plus	1.60%	1.40%

Bonus Payouts: Client agrees to pay Agent a Bonus of $10,000 when the following revenue goals are hit the first time: $350,000, $450,000, and $550,000 and two full-time staff members are dedicated to the CyberDefender account The client agrees to pay $5,000 for every incremental $100,000 in revenue beyond this and three full-time staff members are added to the account.

For Example the first time the account exceeds $650,000 in revenue in a given month Client agrees to pay Agency a one-time bonus of $5,000. The next bonus would be paid when the Agency exceeds $750,000 and thereafter for each new 100k level.

3. Internet Advertising Services

During the Term of this Agreement, Agent will provide certain Internet Advertising Services. These services include the following:

a) Pay Per Click Advertising Campaigns on major Internet search engines like Google, Yahoo, MSN and other major portals. The actual venues selected for the Pay Per Click Advertising Campaigns will be agreed by both the Client and Agent. These services are provided throughout the term of the Agreement.

b) Search Submit Pro Services on Yahoo and Yahoo's distribution partners. These services are provided throughout the term of the Agreement.

c) Landing Page Design Service for use in the Pay Per Click Advertising Campaigns. Landing Page Design Service is limited to the delivery of a file in a Photoshop PSD format. Client is responsible for implementing the landing page file into the website. Agent will design one (1) new landing page per quarter based on market conditions and Client objectives. This service will be provided once the Total Monthly Advertising Budget exceeds $100,000. If the Total Monthly Advertising Budget is reduced below $100,000, this service will be deactivated.

d) Multivariate and A/B Testing Services for use in the Pay Per Click Advertising Campaigns. Agent will implement multivariate and A/B testing services by employing the Google Website Optimizer product and our proprietary DSMM™ Tracking Services. Agent will determine the optimal frequency of the multivariate and A/B testing services based on market conditions and Client

objectives. This service will be provided once the Total Monthly Advertising Budget exceeds $100,000. If the Total Monthly Advertising Budget is reduced below $100,000, this service will be deactivated.

e) Universal Ad Units as recognized by the Interactive Advertising Bureau (IAB.net). Universal Ad Units include different size rectangles, banners, buttons and skyscrapers. Agent will create up to 6 ad units employing one set of creative each quarter for use in Internet Advertising Services campaigns. This service will be provided once the Total Monthly Advertising Budget exceeds $100,000. If the Total Monthly Advertising Budget is reduced below $100,000, this service will be deactivated.

f) Each quarter Agent will provide competitive research and analysis for up to five (5) major Client competitors for use in the Pay Per Click Advertising Campaigns. Agent will be employ data from competitive intelligence tools and partnerships. This service will be provided once the Total Monthly Advertising Budget exceeds $150,000. If the Total Monthly Advertising Budget is reduced below $150,000, this service will be deactivated.

g) Implementation of DSMM™ Tracking Services for use in other Client Internet advertising campaigns such as email and display. Agent will provide use of the DSMM™ Tracking Service for use in up to six (6) other Client Internet campaigns as applicable to the intended design of the service. Client understands some Internet advertising campaigns may not be good candidates for DSMM™ Tracking Services. This service will be provided once the Total Monthly Advertising Budget exceeds $200,000. If the Total Monthly Advertising Budget is reduced below $200,000, this service will be deactivated. Client may track 6 additional venues (categorical level only) for each 200k in direct media.

4. Payment Terms

Monthly Agency Fees are calculated the 2rd of each month for the previous months media buys and are due upon receipt of invoice.

5. Term of Agreement and Termination

The term of this Agreement is for six (6) months and can only be cancelled without reasonable cause with a 60 day written cancellation notice. This Agreement goes into effect once the Agreement has been processed and accepted by the Agent. After six (6) months the agreement will self renew however the cancellation without reasonable cause will only require a 30 day written notice.

For a period of six (6) months from the date of this Agreement, either party may terminate this Agreement with reasonable cause. Reasonable cause includes any significant material violation of the Agent Services, Client Support, or Payment Terms as defined in this Agreement. Billing will continue on a monthly basis until the end of the term. No fees are refundable and all fees are earned in full as of the payment date.

Client has the right to renegotiate the fee structure effective after 60 days (July 1, 2008).

6. Standards of Care, Warranties and Remedies

Agent will use commercially reasonable efforts to provide marketing services to the Client in accordance with industry standards. Furthermore, Agent will provide marketing services to the Client in a manner that is no less favorable in terms of priority, availability of services and standard of care, than similar services provided by Agent to any of its other clients. Other than as set forth, Agent disclaims all warranties, whether expressed or implied, including without limitation, the implied warranties of merchantability and fitness for a particular purpose.

7. Indemnities

Agent and the Client each agree to indemnify, defend and hold harmless the other, including its officers, directors, employees, agents, successors, and assigns from any and all losses, liabilities, damages, judgments and expenses (including reasonable attorneys' fees and witness fees) arising from or in connection with claims arising out of publication of any content or information published by either party.

8. Purchasing of Media

Client authorizes Agent to commit to media purchases on behalf of Client in amounts equal to the monthly Allocated Budget less Agent's fees. Client is responsible for making financial arrangements with the media publishers selected by Agent on behalf of the Client.

9. Trademark Terms Managing Policy

WebMetro will buy, manage and optimize trademarked terms on behalf of the Client. The process followed for inclusion approval requires that the Client (i) approve all trademark search terms to be utilized in the search campaign, (ii) approve all trademarked terms that will appear in all creative, and/or landing pages.

A Client's request to include trademarked terms in a WebMetro managed search media campaign signifies acceptance by the client of total and full legal responsibility for the consequences of such inclusion. More specifically, the client agrees to indemnify, defend and hold WebMetro harmless to the greatest extent possible under applicable law from and against any and all judgments, fines, penalties, amounts paid in settlement and any other amounts reasonably incurred or suffered by Agent (including attorneys' fees) in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

WEBMETRO
Unleash the Power of Digital Marketing

10. Miscellaneous

These Standard Terms, together with the Agreement, (i) shall be governed by and construed with, the laws of the State of California, without giving effect to principles of conflicts of law; (ii) may be amended only by a written Agreement executed by an authorized representative of each party; and (iii) constitute the complete and entire expression of the Agreement between the parties, and shall supersede any and all other Agreements, whether written or oral, between the parties.

THESE TERMS AND CONDITIONS HAVE BEEN READ, ARE UNDERSTOOD, AND ARE HEREBY ACCEPTED.

Dated: 5/16/2008

Agreement Accepted by: ____________

Print Name & Title: Gary Guseinov

Gary Guseinov
CyberDefender Corporation
617 West 7th Street, Suite 401
Los Angeles, California 90017

P: (213) 689-8636
F: (213) 689-8639
E: Gary@cyberdefender.com

WEBMETRO
Unleash the Power of Digital Marketing

Sample Agent Fee Calculations at various spend levels based in an Revenue to expense ratio of 1.08

Monthly Media Spend	Revenue Assuming a 1.08 to 1	Direct Media	Rev Share	Total Agency Fee
$50,000.00	$54,000.00			
$100,000.00	$108,000.00	$7,650.00	$7,344.00	$14,994.00
$150,000.00	$162,000.00	$2,620.00	$2,829.60	$20,443.60
$200,000.00	$216,000.00	$2,620.00	$2,829.60	$25,893.20
$250,000.00	$270,000.00	$1,840.00	$2,365.20	$30,098.40
$300,000.00	$324,000.00	$1,365.00	$1,782.00	$33,245.40
$350,000.00	$378,000.00	$1,365.00	$1,782.00	$36,392.40
$400,000.00	$432,000.00	$1,365.00	$1,782.00	$39,539.40
$450,000.00	$486,000.00	$1,365.00	$1,782.00	$42,686.40
$500,000.00	$540,000.00	$1,365.00	$1,782.00	$45,833.40
$550,000.00	$594,000.00	$1,065.00	$1,150.20	$48,048.60
$600,000.00	$648,000.00	$1,065.00	$1,150.20	$50,263.80
$650,000.00	$702,000.00	$1,065.00	$1,150.20	$52,479.00
$700,000.00	$756,000.00	$1,065.00	$1,150.20	$54,694.20
$750,000.00	$810,000.00	$1,065.00	$1,150.20	$56,909.40
$800,000.00	$864,000.00	$1,065.00	$1,150.20	$59,124.60

Agency Fees			1.08	Revenue/Expense Ratio
Media Expense	Direct Media	Revenue		
$0-$100k	7.65%	6.80%		
$100k-$200k	5.24%	5.24%		
$200k-$250k	3.68%	4.38%		
$250k-$500k	2.73%	3.30%		
$500k-$1M	2.13%	2.13%		
$1M plus	2.10%	1.40%		